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                                                                  Exhibit 12

                         Minnesota Power & Light Company
             Computation of Ratios of Earnings to Fixed Charges and
              Supplemental Ratios of Earnings to Fixed Charges <F1>

                                                                                        For the Year Ended
                                                              ---------------------------------------------------------------------
                                                                                           December 31,
                                                              ---------------------------------------------------------------------
                                                                  1991          1992           1993          1994           1995
                                                              ----------     ---------      ---------      ---------      ---------
                                                                                    (In thousands except ratios)
Income from continuing operations                             $  70,854      $  67,821      $  64,374      $  59,465      $  61,857
      per consolidated statement of income

Add (deduct)
      Current income tax expense                                 16,371         29,147         29,277         24,116         13,356
      Deferred income tax expense (benefit)                       9,734         (1,113)         1,084           (981)       (11,336)
      Deferred investment tax credits                            (1,615)        (1,568)        (2,035)        (2,478)          (865)
      Undistributed income from less than
        50% owned equity investments                             (4,941)        (5,733)        (6,009)        (7,547)        (9,124)
      Minority interest                                            (129)         2,684            (83)          (879)           260
                                                              ---------      ---------      ---------      ---------      ---------
                                                                 90,274         91,238         86,608         71,696         54,148
                                                              ---------      ---------      ---------      ---------      ---------
Fixed charges
      Interest on long-term debt                                 44,516         44,008         44,647         48,137         45,713
      Capitalized interest                                         --              422          3,010           --            1,395
      Other interest charges - net                                8,008          6,455          1,501          7,382          7,934
      Interest component of all rentals                           5,695          5,728          5,729          5,737          3,670
                                                              ---------      ---------      ---------      ---------      ---------
        Total fixed charges                                      58,219         56,613         54,887         61,256         58,712
                                                              ---------      ---------      ---------      ---------      ---------

Earnings before income taxes and fixed
      charges (excluding capitalized interest)                $ 148,493      $ 147,429      $ 138,485      $ 132,952      $ 111,465
                                                              =========      =========      =========      =========      =========

Ratio of earnings to fixed charges                                 2.55           2.60           2.52           2.17           1.90
                                                              =========      =========      =========      =========      =========

Earnings before income taxes and fixed
      charges (excluding capitalized interest)                $ 148,493      $ 147,429      $ 138,485      $ 132,952      $ 111,465
Supplemental charges                                             16,846         16,017         15,149         14,370         13,519
                                                              ---------      ---------      ---------      ---------      ---------

Earnings before income taxes and fixed
      and supplemental charges (excluding
      capitalized interest)                                   $ 165,339      $ 163,446      $ 153,634      $ 147,322      $ 124,984
                                                              =========      =========      =========      =========      =========

Total fixed charges                                           $  58,219      $  56,613      $  54,887      $  61,256      $  58,712
Supplemental charges                                             16,846         16,017         15,149         14,370         13,519
                                                              ---------      ---------      ---------      ---------      ---------

      Fixed and supplemental charges                          $  75,065      $  72,630      $  70,036      $  75,626      $  72,231
                                                              =========      =========      =========      =========      =========

Supplemental ratio of earnings to fixed
      charges <F2>                                                 2.20           2.25           2.19           1.95           1.73
                                                              =========      =========      =========      =========      =========
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
<F1>      Ratios for prior periods have been restated to reflect discontinued operations.

<F2>      The supplemental ratio of earnings to fixed charges includes the Company's obligation under a contract with Square
          Butte Electric Cooperative (Square Butte) which extends through 2007, pursuant to which the Company is purchasing 71 percent of the output of a generating unit capable of generating up to 470 megawatts. The Company is obligated to pay Square Butte all of Square Butte's leasing and operating and debt service costs, less any amount collected from the sale of power or energy to others, which shall not have been paid by Square Butte when due. See
          Note 12 to the Company's 1995 Consolidated Financial Statements incorporated herein by reference from the Minnesota
          Power 1995 Annual Report.

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